Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-76296 and 333-207428) and Form S-3 (File Nos. 333-219483 and 333-221169) of our report dated September 25, 2025, relating to the consolidated financial statements of Rave Restaurant Group, Inc. and Subsidiaries as of June 29, 2025 and for years ended June 29, 2025 and June 30, 2024, appearing in this Annual Report on Form 10-K of Rave Restaurant Group, Inc. and Subsidiaries.

/s/ Whitley Penn LLP

Plano, Texas
September 24, 2026